Exhibit 2.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FUTURE LABS IX, INC.

The undersigned, for purposes of amending and restating the Certificate of Incorporation of Future Labs IX, Inc. (the “Corporation”), hereby certifies that:

ONE: The Corporation was incorporated in Delaware under the name Future Labs IX, Inc. pursuant to a Certificate of Incorporation filed with the Secretary of the State of Delaware (the “Delaware Secretary”) on January 12, 2021 (the “Original Certificate”).

TWO: This Amended and Restated Certificate of Incorporation (the “Restated Certificate”) amends and restates the provisions of the Original Certificate and was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.

THREE: He is the duly elected and acting Chief Executive Officer of the Corporation.

FOUR: The Corporation has not received any payment for any of its stock.

FIVE: The Original Certificate of the Corporation is hereby amended and restated to read as follows:

I.

The name of the Corporation is Future Labs IX, Inc.

II.

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, City of Dover, County of Kent, 19904. The name of its registered agent at such address is COGENCY GLOBAL INC.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A.            The Corporation is authorized to issue three classes of shares to be designated respectively Class F Stock (“Class F Stock”), Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of Class F Stock the Corporation shall have authority to issue is three million (3,000,000); the total number of shares of Common Stock the Corporation shall have authority to issue is six million (6,000,000); and the total number of shares of Preferred Stock the Corporation shall have authority to issue is three million (3,000,000). The Class F Stock, Common Stock and Preferred Stock shall each have a par value of $0.00001 per share.

B.            The Preferred Stock may be divided into such number of series as the Board of Directors of the Corporation (the “Board of Directors”) may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the numbers of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of that series.

C.            The powers, preferences, privileges, rights, restrictions, and other matters relating to the Common Stock and the Class F Stock are as follows:

1.            Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

2.            Liquidation.

(a)            In the event of any Liquidation Event (as defined below), whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

(b)            For purposes of this Section 2, a “Liquidation Event” shall include (i)  any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary and in which the holders of capital stock of the Corporation hold less than a majority of the voting power of the surviving entity (other than a mere reincorporation transaction), (ii) a sale of all or substantially all of the assets of the Corporation, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s then outstanding securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation, or (iv) a liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, the issuance of newly issued shares of capital stock of the Corporation for cash in a financing transaction shall not be deemed a liquidation, dissolution or winding up of the Corporation.

3.            Redemption. Neither the Class F Stock nor the Common Stock is redeemable by any holder thereof.

4.            Conversion. The holders of the Class F Stock shall have conversion rights as follows (the “Class F Stock Conversion Rights”):

(a)            Right to Convert to Common Stock. Each share of Class F Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Common Stock.

(i)            Automatic Conversion.

(A)            Each share of Class F Stock shall automatically be converted into one fully paid and nonassessable share of Common Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock.

(B)            Any Transfer (as defined below) of a share of Class F Stock (other than a Specified Transfer (as defined below)) shall be deemed an election by the holder thereof to convert such share into Common Stock pursuant to Section 4.a above and each such Transferred share of Class F Stock shall automatically convert into one (1) fully paid and nonassessable share of Common Stock, effective immediately prior to such Transfer.

(C)            For purposes of the foregoing, the terms (x) “Transfer” shall mean, with respect to a share of Class F Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law; and (y) “Specified Transfer” is any of the following: (I) a Transfer pursuant to which the shares so Transferred are converted into shares of Subsequent Preferred Stock pursuant to Section 4(b) below; (II) a Transfer to a trust for the benefit of the original holder of the Class F Stock to be transferred and for the benefit of no other person; or to a trust for the benefit of persons other than the original holder of the Class F Stock to be transferred so long as such holder has sole dispositive power and exclusive voting control with respect to the shares of Class F Stock held by such trust; (III) a Transfer by will or by the laws of intestate succession; or (IV) a Transfer otherwise deemed to be a Specified Transfer by the Board of Directors.

(ii)            Mechanics of Conversion. Before any holder of Class F Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Class F Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class F Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Class F Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Class F Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Class F Stock shall not be deemed to have converted such Class F Stock until immediately prior to the closing of such sale of securities.

(iii)            Subdivisions or Combinations. If the Corporation in any manner subdivides (whether by stock split, subdivision, dividend, distribution or otherwise) or combines (whether by reverse split or otherwise) the outstanding shares of Common Stock or Class F Stock, then the outstanding shares of the other class of stock shall be subdivided or combined in the same manner.

(iv)            Mergers, Consolidation or Other Combination Transactions. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction or series of related transactions in which shares of Common Stock or Class F Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, and in such event, the shares of Class F Stock and Common Stock shall be entitled to be exchanged for or converted into the same kind and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the other class of stock is exchanged or converted.

(v)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class F Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class F Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Class F Stock, in addition to such other remedies as shall be available to the holder of such Class F Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(b)            Conversion into Preferred Stock.

(i)            Automatic Conversion. Upon each Equity Financing (as defined below), ten percent (10%) of the shares of Class F Stock held by each holder of Class F Stock immediately following the Effective Time shall automatically convert into shares of the subsequent series of preferred stock of the Corporation that is issued in such Equity Financing (each such series, “Subsequent Preferred Stock”) at the applicable Conversion Ratio and each holder of Class F Stock agrees to execute such documents as may be requested by the Corporation in connection with the issuance of such Subsequent Preferred Stock upon the conversion of such Class F Stock.

(ii)            Optional Conversion. In addition to the shares of Class F Stock converted pursuant to Section 4(b)(i), any share of Class F Stock that is sold by the holder thereof in connection with an Equity Financing shall, subject to restrictions on the transfer of such share under the bylaws of the Corporation or applicable agreements, automatically convert into shares of the Subsequent Preferred Stock at the applicable Conversion Ratio, effective immediately upon the purchase of such share of Class F Stock by an investor in connection with such Equity Financing (whether or not such investor otherwise participates in the Equity Financing).

(iii)            Definitions. For purposes of the foregoing, (i) “Conversion Ratio” shall mean, for each Equity Financing, the inverse of the ratio at which a share of Subsequent Preferred Stock issued in such Equity Financing is convertible into Common Stock of the Corporation (i.e. 1 divided by such conversion ratio); (ii) “Equity Financing” shall mean each equity financing of the Corporation following the Effective Time, in which the Corporation signs a purchase agreement and sells and issues shares of Subsequent Preferred Stock for an aggregate purchase price of at least $1,000,000; and (iii) a sale shall be deemed to be “in connection with an Equity Financing” if it occurs within six months following the final closing of an Equity Financing or such later time as is determined by the Board of Directors. By way of example only, in the event that one share of Subsequent Preferred Stock issued in the Equity Financing is convertible into two shares of Common Stock, the Conversion Ratio shall be one-half (1/2).

(c)            No Impairment. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Class F Stock Conversion Rights against impairment.

(d)            Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Class F Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Any notice required by the provisions of this Section 4 to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Board of Directors at the principal business address of this Corporation.

5.            Voting Rights.

(a)            Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise expressly provided herein or as required by law, each holder of Class F Stock shall have the right to one (1) vote for each share of Common Stock into which such Class F Stock could then be directly converted (without first being converted to another series of Subsequent Preferred Stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Class F Stock and Common Stock shall vote together as a single class on all matters, except as required by applicable law or as set forth below.

(b)            As long as any shares of Class F Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock, (i) amend, alter or repeal any provision of this Restated Certificate or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock; (ii) increase or decrease the authorized number of shares of Class F Stock or Common Stock; (iii) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or (iv) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or consent to any of the following.

6.            Status of Converted Stock. In the event any shares of Class F Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The certificate of incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

7.            Equal Status. Except as expressly provided in this Section D of Article IV, Class F Stock and Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders.

VI.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Restated Certificate in the manner now or hereafter prescribed by applicable law, subject to the terms hereof, and all rights conferred on stockholders herein are granted subject to this reservation.

VIII.

A.            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize Corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.            The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil administrative or investigations, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation to the same extent as permitted by law.

C.            Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer or the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

* * * *

SIX: This Restated Certificate has been duly approved by the Board of Directors.

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IN WITNESS WHEREOF, Future Labs IX, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 11th day of May 2021.

FUTURE LABS IX, INC.

By:
Name: James Buckly Jordan
Title: Chief Executive Officer